Exhibit 99(d)

                           COMMERCEFIRST BANCORP, INC.

                                  WARRANT PLAN

                                  PLAN RECITALS

         WHEREAS, certain individuals and entities, because of their mutual desire to establish a State Bank authorized to do business in the State of Maryland (hereinafter referred to as "Organizers"), have entered into a Revised and Restated Organizers' Agreement dated October 6, 1999 to establish such a Bank with a principal banking office in Annapolis, Maryland (hereinafter referred to as the "Bank"); and,

         WHEREAS, CommerceFirst Bancorp, Inc. (hereinafter referred to as the "Corporation") is in the process of establishing the Bank; and,

         WHEREAS, the Bank is to be wholly owned by the Corporation; and,

         WHEREAS, the Corporation recognizes that the Organizers have agreed to place their personal funds at risk pursuant to the terms of the Revised and Restated Organizers' Agreement dated October 6, 1999; and,

         WHEREAS, the Corporation recognizes that the efforts of the Organizers will be instrumental in the successful establishment and operation of the Bank; and,

         WHEREAS, the Corporation wishes to encourage the continued involvement of the Organizers in the establishment of the Bank and to provide an incentive for these individuals to remain involved in the successful operation of the Bank after the institution opens for business.

         NOW THERFORE, in consideration of the foregoing and in their capacity as Directors of the Corporation, the Directors of CommerceFirst Bancorp, Inc. hereby agree to the following:

                                    ARTICLE I
                                PLAN PARTICIPANTS

         1.1 Organizers. This Warrant Plan is limited to Organizers.

         1.2 Prerequisites to Participation. Except as provided in Section 1.3, in order to be eligible to participate in the Warrant Plan, an Organizer must also serve as a Director of the Bank.

         1.3 Exception to Directorship Prerequisite. One of the Organizers of the Bank, Citizens, Inc. (hereinafter referred to as "Citizens") is a bank holding company incorporated in the State of Pennsylvania. Citizens, as an Organizer, has agreed to place certain funds at risk to help establish the Bank. The Board of Directors agrees that Citizens' participation in the establishment and operation of the Bank is beneficial and wishes to encourage the continued involvement of Citizens with the Bank by allowing Citizens to participate in the Warrant Plan.

                                   ARTICLE II
                            DISTRIBUTION OF WARRANTS

         1.1 Maximum Number of Warrants. The maximum number of Warrants which the Corporation has authority to award pursuant to this Warrant Plan shall be a number cumulatively equal in exercise price to Fifteen Percent (15%) of the total capital raised by the Corporation in the Corporation's Initial Public Offering.

         1.2      Distribution of Warrants.


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                  1.2.1 Each  Organizer  shall  receive One (1) Warrant for each share of common stock of the Corporation received by the Organizer in consideration for funds placed at risk by said Organizer.

                  1.2.2 If the Corporation shall, after subtracting the number of Warrants granted to Organizers pursuant to Section 1.2.1 from the maximum number of Warrants which the Corporation has authority to grant pursuant to
Section 1.1, be entitled to grant additional Warrants to Organizers, those additional Warrants shall be granted as follows:

                           1.2.2.1 Subject to the limitation detailed in Section
1.2.2.3, each Organizer shall receive a pro rata number of the Warrants the Corporation shall have authority to grant pursuant to Section 1.2.2 based on such Organizer's Qualified Investments in the Corporation, as defined in Section 1.2.2.2, as compared to the cumulative Qualified Investments of all of the Organizers.

                           1.2.2.2  "Qualified  Investments,"  as  used  herein,
includes  investments  made by: the Organizer  personally;  IRAs and  retirement accounts of the Organizer; the spouse of the Organizer; IRA and retirement accounts of the spouse of the Organizer; and, trusts for which the Organizer is the trustee or a co-trustee and the beneficiary or beneficiaries is or are such Organizer or the spouse, children or grandchildren of such Organizer. In order to assure adequate sources for servicing and repayment of debt, the Corporation shall not finance any contribution or subscription by any stockholder.

                           1.2.2.3  Under no  circumstances  shall any Organizer
receive more than One (1) Warrant for each share of common stock purchased in such Organizer's Qualified Investments. If the number of Warrants an Organizer is entitled to receive exceeds the number of shares of common stock purchased as a result of such Organizer's Qualified Investments, the number of Warrants such Organizer shall receive pursuant to shall be reduced to equal the number of shares of common stock purchased as a result such Organizer's Qualified Investments.

                                   ARTICLE III
                GRANTING, EXERCISE PRICE, AND VESTING OF WARRANTS

         3.1 Granting of Warrants. The Warrants provided for in this Warrant Plan shall be issued to participants as soon as practicable following the close of the Corporation's Initial Public Offering.

         3.2 Exercise Price. The Exercise Price for all Warrants granted pursuant to this Warrant plan shall be equal to the fair market value of the stock at the time the Warrants are granted.

         3.3 Vesting of Warrants. In order to encourage the continued involvement of the Organizers in the operation of the Bank, all Warrants granted pursuant to this Warrant Plan shall be subject to a graduated vesting period of Three (3) years.

                  3.3.1 Year One. Thirty Percent (30%) of the Warrants granted to each Organizer shall vest, and become fully exercisable, One (1) year from the date of granting provided that, except in the case of Citizens, such Organizer continues to be a Director of the Bank at that time.

                  3.3.2 Year Two. Thirty Percent (30%) of the Warrants granted to each Organizer shall vest, and become fully exercisable, Two (2) years from the date of granting provided that, except in the case of Citizens, such Organizer continues to be a Director of the Bank at that time.

                  3.3.3 Year Three. The remaining Forty Percent (40%) of the Warrants granted to each Organizer shall vest, and become fully exercisable, Three (3) years from the date of granting provided that, except in the case of Citizens, such Organizer continues to be a Director of the Bank at that time.



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                                   ARTICLE IV
                                  PLAN DURATION

         4.1 Expiration of Warrants. Warrants that are granted pursuant to this Warrant Plan will expire, if not otherwise accelerated, exercised or called by the Corporation, as provided for herein, Ten (10) years from the date they are granted.

         4.2 Acceleration of Expiration Date. Except in the case of Citizens, should an Organizer cease to be a Director of the Bank, any Warrants which have been granted to such Organizer and have vested pursuant to this Warrant Plan shall expire, if not otherwise accelerated, exercised or called by the Corporation, as provided for herein, One (1) year from the date that such Organizer ceases to be a Director of the Bank.

         4.3 Corporation's Right to Call. Warrants granted pursuant to this Warrant Plan may be called by the Corporation at any time in the event of a merger, sale, acquisition, share exchange or similar extraordinary event upon approval of such event by the Corporation's Board of Directors.

                  4.3.1 Upon exercise of the right to call by the Corporation, the Warrant holder will have Ninety (90) days' in which to exercise the Warrant or it will expire.

                  4.3.2 In the event of such a call and subsequent non-exercise and expiration by the Warrant holder, the Corporation's obligation to the Warrant holder will be to pay to the Warrant holder cash equal to the difference between the Exercise Price of the Warrant and the transaction value of the Warrant had the Warrant been exercised upon the closing of the transaction which gave rise to the call.

         4.4 Required Exercise by Federal Regulator. If, at any time during the duration of this Warrant Plan, the Bank's capital falls below the minimum requirements, as determined by its state or primary federal regulator, the Bank's primary federal regulator may direct the Corporation to require Warrant Plan participants to exercise or forfeit their Warrants, under such terms and conditions as are determined between the Corporation and the Bank's primary federal regulator.

                                    ARTICLE V
                           TRANSFERABILITY OF WARRANTS

         5.1 Non-Transferable. In order to encourage the continued involvement of the Organizers in the Bank, title to the Warrants granted pursuant to this Warrant Plan is personal to the Organizer and is non-transferable.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 One Class of Stock. Under no circumstances should this Warrant Plan be construed to create more than one class of stock.

         6.2 Effective Date of Plan. The Warrant Plan shall become effective only upon approval by two-thirds (2/3) of the Organizers.

         6.3 Finalization of Plan. The procedures for the implementation and operation of the Warrant Plan shall be detailed in a separate document and shall become effective upon approval by two-thirds (2/3) of the Organizers and approval of two-thirds (2/3) of the Directors of the Corporation.

         6.4      Amendment of Plan.

                  6.4.1 Prior to the Effective Date of the Plan, the Warrant Plan may be amended upon approval by two-thirds (2/3) of the Organizers and approval of two-thirds of the Directors of the Corporation.

                  6.4.2 After the Effective Date of the Plan, the Warrant Plan may be amended upon approval by two-thirds (2/3) of the Directors of the Corporation.